EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made and entered into as of April 11, 1997, by and between ISOLYSER COMPANY, INC., a Georgia corporation ("Isolyser"), and GENE R. McGREVIN, a Georgia resident ("McGrevin").

     In consideration of the mutual covenants contained herein, Isolyser and McGrevin agree as follows:

     1. EMPLOYMENT. Isolyser appoints McGrevin as Chairman of the Board of Directors of Isolyser and as acting President of Isolyser. McGrevin accepts such appointment and agrees to assist Isolyser faithfully and diligently to achieve its business objectives as may from time to time be requested by Isolyser's Board of Directors, and McGrevin shall take no action which will be contrary to such objectives.

     2. TERM. This Agreement and McGrevin's employment hereunder shall commence on the date hereof and, unless earlier terminated in accordance with
Section 5 hereof, shall continue through December 31, 1997. Isolyser and McGrevin may mutually agree in their respective discretion to continue this Agreement beyond December 31, 1997.

     3. COMPENSATION. As full compensation for all services rendered by McGrevin pursuant to this Agreement, McGrevin shall receive from Isolyser during his employment under this Agreement the following:

            (a) A salary at the rate of $90,000 per year. Such salary shall be payable in accordance with the customary practices of Isolyser but not less frequently than monthly.

            (b) McGrevin shall be entitled to participate in any and all employee benefit plans, medical insurance plans, life insurance plans, disability income, and other benefit plans from time to time in effect for senior executives of Isolyser. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of Isolyser and (iii) the discretion of the Board of Directors of Isolyser or the administrative or other committee provided for or contemplated by such plans. Isolyser and McGrevin each acknowledge and agree that it is not currently contemplated that McGrevin shall participate in any cash bonus or incentive compensation plan which may be adopted by Isolyser, and Isolyser may exclude McGrevin from any such plan which may be adopted.

            (c) In contemplation of this Agreement, McGrevin has been granted a stock option (the "Stock Option") under Isolyser's Stock Option Plan for the purchase of up to 150,000 shares of $.001 par value common stock of Isolyser at an exercise price of $4.75 per share having a term of five years and vesting completely on October 11, 1997. The terms of such stock option are more particularly set forth in, and shall be governed by, that certain Non-Qualified Stock Option Agreement pursuant to Isolyser Company, Inc. Stock Option Plan dated as of April 4, 1997 between Isolyser and McGrevin.



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     4. BUSINESS EXPENSES.  Isolyser shall reimburse McGrevin for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by Isolyser.

     5. TERMINATION. McGrevin's employment shall automatically terminate in the event of McGrevin's death. In addition, Isolyser may terminate McGrevin's employment at any time with or without cause. In the event this Agreement is terminated by Isolyser without cause during the first six months following the date of this Agreement, the vesting condition of the Stock Option shall nevertheless be satisfied as if such vesting condition was never contained in such Stock Option. Isolyser's termination of McGrevin under this Agreement shall be without cause in the event of any termination of employment (including, without limitation, any such termination resulting from death) other than based upon a finding by the Board of Directors of any of the following:

            (i) Gross incompetence, gross negligence, willful misconduct in office or breach of any material fiduciary duty owed to Isolyser or any subsidiary or affiliate of Isolyser;

            (ii) Conviction of a felony, a crime of moral turpitude or commission of an act of embezzlement or fraud against Isolyser or any subsidiary or affiliate of Isolyser which in any such case reflects badly upon Isolyser; or

            (iii) Any material breach by McGrevin of a material term of this Agreement including without limitation material failure to perform a substantial portion of his duties and responsibilities hereunder within five days following notice of such breach.

     6. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. McGrevin acknowledges that, though his association with Isolyser and Isolyser's affiliated companies (collectively, the "Company Group"), he will become familiar with, among other things, the following:

                  Any scientific or technical information, design, process, procedure, formula or improvement that is secret and of value, and information including, but not limited to, technical or nontechnical data, formula, patterns, compilations, programs, devices, methods, techniques, drawings, processes and financial data, which the Company Group takes reasonable efforts to protect from disclosure, and from which the Company Group derives actual or potential economic value due to its confidential nature (the foregoing being hereinafter collectively referred to as the "Confidential Information").

     McGrevin acknowledges that use of such Confidential Information will give McGrevin unfair competitive advantage over the Company Group in the event that McGrevin should go into competition with the Company Group and agrees that during the term of this Agreement and for a period of two (2) years subsequent to the termination of employment for any reason, McGrevin will not disclose to any person, or utilize for McGrevin's benefit, any of the Confidential Information. McGrevin acknowledges that such Confidential Information is of

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special and peculiar value to the Company; is the property of the Company Group, the product of years of experience and trial and error; is not generally known to the Company Group's competitors; and is regularly used in the operation of
the  Company  Group's  business.   McGrevin  acknowledges  and  recognizes  that
applicable law prohibits disclosure of confidential information and trade secrets indefinitely (i.e., without regard to the two year period described in this paragraph), and Isolyser has the right to require McGrevin to comply with such law in addition to the Isolyser's rights under this paragraph.

     7. WITHHOLDING. All payments made by Isolyser under this Agreement shall be net of any tax required to be withheld by Isolyser under applicable law.

     8. ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to the employment relationship between Isolyser and McGrevin (including, without limitation, the Stock Option) shall be settled by arbitration in accordance with the laws of the State of Georgia by three arbitrators, one of whom shall be appointed by Isolyser, one by McGrevin and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Atlanta, Georgia. Such arbitration shall be conducted in the City of Atlanta, Georgia in accordance with the rules of the American Arbitration Association, except as otherwise provided in this paragraph. Judgment upon the award entered by the arbitrators may be entered in a court having jurisdiction thereof. The party or parties against whom an arbitration award shall be entered shall pay the other party's reasonable attorneys' fees and reasonable costs and expenses in connection with the enforcement of its rights under this Agreement unless and to the extent the arbitrators determine that under the circumstances recovery by the prevailing party of all or any part of such fees and costs would be unjust.

     9. SUCCESSORS AND ASSIGNS. Neither Isolyser nor McGrevin may make any assignment of this Agreement without the prior written consent of the other party.

     10. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

     11. AMENDMENT. This Agreement may be amended or modified only by a written agreement signed by McGrevin and a duly authorized officer of Isolyser.

     12. COUNTERPARTS. This Agreement may be executed in any one or more counterparts, each of which shall be deemed an original and all of which shall together constitute the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                         ISOLYSER COMPANY, INC.



                                         By:____________________________________
                                         Its:___________________________________


                                         _______________________________________
                                         Gene R. McGrevin



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